UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2009

Capital Growth Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 2060, Chicago, Illinois 60661

(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Resignation from the Board

On June 5, 2009, Brian Coderre resigned as a member of the Board of Directors (the “Board”) of Capital Growth Systems, Inc.(the “Company”). Mr. Coderre had been a member of the audit committee of the Board. Mr. Coderre’s resignation followed his disagreement with the other members of the Board and Audit Committee over the decision to terminate the services of BDO Seidman, LLP as the auditors of the Company for fiscal year 2008. Such dismissal was the subject of the Company’s Form 8-K filed on June 8, 2009. Mr. Coderre had expressed his support for the positions taken by BDO with respect to the valuation of certain embedded derivatives of certain debt instruments referenced in that same Form 8-K as the “Valuation Issue.” A copy of Mr. Coderre’s resignation letter is attached as an exhibit to this Current Report on Form 8-K.

The Company has provided Mr. Coderre with a copy of the disclosures it is making in this Item 5.02(a) filing, which Mr. Coderre received on June 11, 2009 (which was no later than the day this disclosure was filed with the SEC). Mr. Coderre was advised of his opportunity to furnish to the Company a letter stating whether he agrees with the statements made in this filing and if he disagrees, stating in which respects he disagrees. Should the Company receive any such letter, it will file it as an exhibit to this Current Report on Form 8-K, if available, or as an amendment hereto.

(d) Appointment of New Director

Effective June 8, 2009, following the resignation of Mr. Coderre from the Board, the remaining directors of the Company, pursuant to their authority under the Company’s Amended and Restated By-laws, appointed Kenneth Napier to fill the vacancy on the Board created by Mr. Coderre’s resignation.

Mr. Napier brings a wealth of executive management, commercial, government, and military experience to the Board, including more than 38 years in Information Technology, Telecommunications, and Management Information Systems design, development, and implementation. He is currently the CEO of TechBase and Associates Inc., headquartered in Reston, Virginia. TechBase specializes in the development of emerging technology product companies. He is also the President of CITE Health Management Services, a Georgia-based corporation which owns and operates senior/assisted living properties in the southeast. Mr. Napier has held senior positions in the U.S. Army, serving multiple tours overseas. He earned a Masters in Management and Supervision from Central Michigan University and a B.S. from the University of Mississippi in Computer Science with minors in Mathematics and Management.

In remuneration for his services as a non-management member of the Board, Mr. Napier will receive $10,000 annually, payable on a quarterly basis for each quarter that he serves as a director of the Company. Service on the Board includes attending up to ten Board/committee meetings per year, at least four of which are to be in-person (the “Meeting Minimum”). For each in-person Board/committee meeting in excess of the Meeting Minimum, Mr. Napier will receive $500 for each half-day and $1,000 for each full-day of Board/committee meetings attended. For each telephonic Board/committee meeting in excess of the Meeting Minimum, Mr. Napier will receive $250 for each half-day and $500 for each full-day of Board/committee meetings attended; provided that no additional compensation will be paid for telephonic meetings that do not last more than one hour.

The options described below were issued under the Company’s 2008 Long-Term Incentive Plan. A copy of the Plan is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2008.

Effective June 8, 2009, the Company granted to Mr. Napier options to purchase 400,000 shares of the Company’s common stock at an exercise price equal to $0.24 per share, with such options expiring June 8, 2019. The options vest over a period of three years, as follows: 100,000 vest immediately on joining the Board and 100,000 vest on each of next three anniversaries thereof. Upon a “change in control,” as that term is defined in the Plan, any unvested options vest immediately. Mr. Napier may not exercise his vested options until such point in time as the Company has sufficient available shares outstanding for issuance to permit such exercise, exclusive of all shares of common stock reserved for issuance with respect to currently outstanding convertible debentures and the warrants issued to the holders of convertible debentures.

Further, Mr. Napier entered into the Company’s form of Director Indemnification Agreement, pursuant to which the Company agreed to indemnify Mr. Napier from certain expenses, including reasonable attorney’s fees, incurred by Mr. Napier as a result of serving on the Board (and/or a committee of the Board), subject to certain exclusions for certain delineated matters. A copy of the Company’s form of Director Indemnification Agreement was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2008.

There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which Mr. Napier had or will have a direct or indirect material interest.

Other than the Indemnification Agreement, option issuance, and non-management director compensation mentioned herein: (i) there are no arrangements or understandings between Mr. Napier and any other person pursuant to which Mr. Napier was selected as a director and (ii) there is no material plan, contract, or arrangement (whether or not written) to which Mr. Napier is a party, or in which he participates, that is entered into or materially amended in connection with the appointment of Mr. Napier to the Board or any grant or award to Mr. Napier, or modification thereto, under any such plan, contract, or arrangement in connection with any such event.

Item 9.01 Exhibits.

17.1	Resignation Letter of Mr. Coderre.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2009

CAPITAL GROWTH SYSTEMS, INC.

By:	/s/ Jim McDevitt
Jim McDevitt
Chief Financial Officer

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